Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.
Philadelphia, Pennsylvania

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement (No. 333-160499) on Form S-8 of Hemispherx Biopharma, Inc. of our reports dated March 13, 2009, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Annual Report on Form 10K of Hemispherx Biopharma, Inc. for the year ended December 31, 2008, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this registration statement.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
September 25, 2009